SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2004

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SYPRIS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware State or Other Jurisdiction of Incorporation	0-24020 (Commission File Number)	61-1321992 (I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222
(Address of principal executive offices)

(502) 329-2000
(Registrant’s telephone number, including area code)

Item 5.  Other Events and Regulation FD Disclosure.

        In connection with our pending underwritten public offering of 3,000,000 shares of our common stock, plus up to an additional 450,000 shares to cover an over-allotment option to the underwriters of the offering, our directors, and certain of our officers and stockholders, executed lock-up agreements with the underwriters not to sell shares of our common stock without the consent of the underwriters for a period of 90 days following the commencement of the offering. On March 15, 2004, one of our directors, Roger W. Johnson, exercised options held by him to acquire 59,522 shares of our common stock.  These options were granted by us to Mr. Johnson under our Independent Directors’ Stock Option Plan.  Mr. Johnson has notified us that he immediately sold all of the shares of our common stock acquired by him upon exercise of these options under and pursuant to Rule 144 under the Securities Act.  As a result of Mr. Johnson’s exercise of these options, and sale of all of the shares of our common stock acquired by him upon exercise of these options, his beneficial ownership of shares of our common stock was reduced by 59,522 shares.  Likewise, the number of outstanding options to acquire shares of our common stock was reduced by this amount upon exercise of the options, with an equivalent increase in the number of shares of our common stock issued and outstanding.  Needham & Company, Inc., one of the representatives of the underwriters in the public offering, waived and released the provisions of the lock-up agreement executed by Mr. Johnson solely to allow Mr. Johnson to effect this transaction which would otherwise have been prohibited by the lock-up agreement.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYPRIS SOLUTIONS, INC. (Registrant) By: /s/ Jeffrey T. Gill Jeffrey T. Gill President or Chief Executive Officer

Date: March 15, 2004

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